Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	August 2, 2006
Contact:	Martin A. Kropelnicki (408) 367-8215 (analysts) Shannon Dean (310) 257-1435 (media)	For Immediate Release

CAL WATER ANNOUNCES SECOND QUARTER 2006 RESULTS AND

COMPANY DECLARES 247th CONSECUTIVE QUARTERLY DIVIDEND

SAN JOSE, Calif.  –  California Water Service Group (NYSE : CWT) today announced net income of $5.7 million and earnings per share of $0.31 for the second quarter of 2006, compared to net income of $7.6 million and earnings per share of $0.41 in the second quarter of 2005.  On a twelve-month basis, earnings per share were $1.38, increasing $0.15 from last year’s $1.23.

Revenue for the second quarter decreased $0.4 million, or 1%, to $81.1 million from the same quarter last year.  Rate increases added $2.6 million to revenue and sales to new customers added $0.8 million.  These increases were offset by a $3.8 million decrease in revenues from sales to existing customers.

 Total operating expenses for the second quarter increased $1.8 million, or 2%, to $71.9 million from the same quarter last year.  Water production costs increased $0.8 million, or 3%, to $30.2 million over the same period last year.  Other operating expenses increased $1.8 million, or 8%, due to costs associated with employee health and welfare plans as well as other insurance programs.

Offsetting these expense increases, maintenance expenses decreased $0.3 million, or 9%, to $3.4 million compared to the second quarter of 2005.  Depreciation increased $0.6 million, or 9%, to $7.6 million because of higher capital expenditures in 2005.  Property and other taxes were comparable to those paid in the same quarter of 2005, while income taxes decreased $1.1 million, or 21% due to lower pre-tax income.

Other income increased to $0.9 million, primarily due to an increase of $0.3 million in property sales over the same quarter last year.

“Sales were slower than usual during the quarter, caused in part by the record precipitation we saw in the first quarter that continued through early May.  While the weather generally improved during the second half of the quarter, the improvement was not enough to increase usage to what we would typically see for this time of year” said President and Chief Executive Officer Peter C. Nelson.

During the quarter, New Mexico Water Service Company, wholly-owned subsidiary of California Water Service Group, announced a first-of-a-kind wastewater treatment plant upgrade at the company’s Rio Del Oro Wastewater Treatment Facility, located between Belen and Los Lunas, New Mexico.  “To our knowledge, nobody has ever retrofitted a wastewater plant with Membrane Bioreactor (MBR) micro filtration technology while keeping the plant fully operational, and we’re pleased to report that we did it while meeting all water quality standards for effluent,” said Paul Risso, General Manager of New Mexico Water Service Company.

At the board meeting on July 26, 2006, the Directors declared a dividend on common stock in the amount of $0.2875, the Group’s 247th consecutive quarterly dividend declaration.  It is payable on August 18, 2006, to stockholders of record on August 7, 2006.  The regular dividend on Series C preferred stock was also declared.

Investors and interested parties are invited to listen to the Company’s analyst teleconference, which is scheduled for 4:00 p.m. EDT / 1:00 p.m. PDT on Thursday, August 3, 2006.  The call-in number is 1-866-804-3550 and the ID No. is 932268.  A replay is available through October 2, 2006 at telephone number 1-888-266-2081, pass code 932268.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., and CWS Utility Services.  Together these companies provide regulated and non-regulated water service to more than two million people in 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act").  The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions' decisions, including decisions relating to ratemaking and also relating to proper disposition of property; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; changes in the political landscape; changes in existing law and introduction of  new legislation; changes in, and the accuracy of,  accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; increases in suppliers' prices and the availability of uninterrupted supplies including water and electric  power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; our success entering into new, and renewing existing, service contracts with cities, agencies and municipal utility districts; our ability to manage growth;  the ability to successfully implement business plans; work stoppages and union issues; loss of key personnel; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; natural disasters, civil disturbances or terrorist threats or acts; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; the reliability of our information technology; ;litigation with third parties,; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph as well as other risk factors disclosed in the Company’s 10K’s, 10Q’s, 8-K’s and others filings made by the Company and on file with the SEC.  The Company assumes no obligation to provide public updates of forward-looking statements.

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Source: California Water Service Group

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except per share data)

	June 30, 2006	December 31, 2005
ASSETS		
Utility plant:		
Utility plant	$ 1,288,664	$ 1,235,090
Less accumulated depreciation and amortization	387,503	372,359
Net utility plant	901,161	862,731
Current assets:		
Cash and cash equivalents	2,202	9,533
Receivables:		
Customers	19,580	16,061
Other	5,250	4,700
Unbilled revenue	14,020	11,445
Materials and supplies at average cost	4,582	4,182
Taxes and other prepaid expenses	5,093	6,303
Total current assets	50,727	52,224
Regulatory assets	58,312	58,213
Other assets	24,780	23,777
	$ 1,034,980	$ 996,945
CAPITALIZATION AND LIABILITIES		
Capitalization:		
Common stock, $.01 par value	$ 184	$ 184
Additional paid-in capital	132,383	131,991
Retained earnings	158,851	162,968
Accumulated other comprehensive loss	(1,202)	(1,202)
Total common stockholders' equity	290,216	293,941
Preferred stock	3,475	3,475
Long-term debt, less current maturities	273,698	274,142
Total capitalization	567,389	571,558
Current liabilities:		
Current maturities of long-term debt	1,133	1,133
Short-term borrowings	26,000	-
Accounts payable	34,177	36,120
Accrued expenses and other liabilities	43,478	39,563
Total current liabilities	104,788	76,816
Unamortized investment tax credits	2,615	2,615
Deferred income taxes, net	65,182	63,920
Regulatory and other liabilities	40,416	40,236
Advances for construction	150,802	141,842
Contributions in aid of construction	103,788	99,958
Commitments and contingencies	-	-
	$ 1,034,980	$ 996,945